                                                                  EXHIBIT (h)(2)

                       FORM OF SUPPORT SERVICES AGREEMENT
                       ----------------------------------

          THIS AGREEMENT is made as of May 21, 2001 by and between Pacific Life Insurance Company ("Pacific Life"), a California corporation, and Pacific Funds (the "Fund"), a Delaware business trust (referred to herein as this "Agreement").

                                  WITNESSETH:

          WHEREAS, the Fund is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended;

          WHEREAS, Pacific Life has entered into an Advisory Agreement dated May 21, 2001 with the Fund pursuant to which Pacific Life is authorized to provide advisory services for the Fund and each of its series (the "Advisory Agreement");

          WHEREAS, Pacific Life has entered into an Administration Agreement dated May 21, 2001 with the Fund pursuant to which Pacific Life is authorized to provide or procure certain administrative and shareholder services for the Fund and each of its series (the "Administration Agreement");

          WHEREAS, the Advisory Agreement and Administration Agreement specifically provide that the Fund shall bear all or a portion of the expenses associated with the following activities (hereinafter, "Covered Activities"):

     (i) Expenses of registering and qualifying the Fund with the Securities and Exchange Commission ("SEC") and with any state regulators;

     (ii)  Expenses of providing accounting and legal services to the Fund;

     (iii) Expenses of overseeing the Fund's regulatory compliance program;

     (iv)  Expenses of maintaining the Fund's legal existence;

     (v)   Expenses of holding shareholders' meetings;

     (vi) Expenses of preparing, printing and distributing reports to shareholders, proxies and prospectuses, to existing shareholders.

          WHEREAS, the Fund desires that Pacific Life provide support services in connection with Covered Activities; and

          WHEREAS, Pacific Life is willing to provide such support services as the Fund requires.

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

     1. Effective May 21, 2001, Pacific Life shall provide such support services in connection with the Covered Activities as the Fund may require and that Pacific Life reasonably believes it and its personnel may render in a cost effective manner. Support services shall not include any services for which Pacific Life is responsible pursuant to the Advisory Agreement or the Administration Agreement. Support services may include, but are not limited to, providing support and coordination in connection with the provision of services to the Fund by the Fund's outside counsel and accountants, and services provided by any employee of Pacific Life, including any officer or trustee of the Fund who is also an officer or director of Pacific Life, with respect to any matter which is a Covered Activity.

          The accounting services contemplated by this Agreement that may be provided by Pacific Life include supervision and assistance in connection with the preparation of reports to shareholders, the Board of Trustees, or regulators regarding the Fund's financial results or standing (including performance reporting). The legal services contemplated by this Agreement that may be provided by Pacific Life attorneys include the preparation, drafting and/or review of Fund documents (including registration statements, reports, procedures, and board materials), monitoring relevant regulatory developments, preparation for, and attendance at, board meetings, and providing legal counsel to the Fund. The expenses of registering and qualifying the Fund with the SEC and state regulators that may be provided by Pacific Life includes supervision of the preparation and filing of: the Fund's Registration Statement (Form N-1A); annual and semi-annual SEC Form N-SAR filings; annual and semi-annual financial reports; 24f-2 filings; and any amendments or supplements to any of the foregoing; and filing fees and time spent on preparation of filings of any of the aforementioned. The expenses of overseeing the Fund's regulatory compliance program include supervision of the compliance monitoring program of the Fund and the reporting of regulatory compliance to the Board of Trustees. The expenses of maintaining the Fund's legal existence include preparation and filing of any amendments to the Fund's Declaration of Trust, annual and periodic reports or filings required by the State of Delaware in connection with the maintenance of the Trust as a legal entity in Delaware. The expenses of preparing shareholder reports, proxies and prospectuses, include filing fees and time spent in preparation of filing of such documents with state and federal regulators. The support services set forth in this paragraph are provided for illustrative purposes only and do not constitute an exclusive listing or description of the types of support services that Pacific Life may provide to the Fund under this Agreement.

     2. Pacific Life has no intention of profiting by provision of support services to the Fund. However, Pacific Life shall be compensated for its costs in providing the services of its employees, including any trustee or officer of the Fund, pursuant to this Agreement. As compensation for services provided pursuant to Paragraph 1, Pacific Life shall bill the Fund, and the Fund shall pay Pacific Life, based upon the following procedure:

          (A) A billable rate shall be established for each Pacific Life employee who provides services in connection with a Covered Activity. Such rate shall be determined based upon the employee's total estimated annual compensation, including benefits, and departmental overhead. If a number of people are working in the same capacity, Pacific Life may utilize an average billable hourly rate for such services (e.g., if there are three accountants working on Covered Activities, the salaries, benefits and other compensation, along with overhead for all three people, may be added together to determine an average billable rate). Alternatively, if Pacific Life has established a standard billable hourly rate for an employee which it uses internally to bill its business units, such rates may be used to bill the Fund.

          (B) Billable rates shall be established for photocopying, printing, automatic mail compilations, and other mechanical services provided in connection with Covered Activities. Such rates may take into account the cost of the machinery (including repair costs), or if Pacific Life has established an internal billing rate for such items, such rate may be used to bill the Fund; provided, however, that such cost shall not exceed the cost of providing such services using outside sources of comparable quality.

          (C) The following procedures shall be observed in submitting bills to the Fund for services provided by Pacific Life and its employees:

               (i) Each employee working on Fund matters for which reimbursement is sought shall retain a record describing precisely the Covered Activity which was worked on and the amount of time spent on such matter. Time shall be billed in increments of fifteen minutes.

               (ii) Time records shall be submitted as back up for each bill directed to the Fund.

               (iii) Bills shall be submitted to the Fund for payment on a monthly basis.

     3. The Fund agrees to pay Pacific Life promptly for its provision of services relating to Covered Activities.

     4. The Fund has the right, through its officers, directors or agents, to inspect, audit and copy all records pertaining to performance of services under this Agreement.

     5. Either party to this Agreement may terminate this Agreement at any time without penalty upon thirty days' written notice to the other party. Notices shall be addressed (a) if to Pacific Life, at 700 Newport Center Drive, Newport Beach, CA 92660, Attention: _________or (b) if to the Fund, at 700 Newport Center Drive, Newport Beach, CA 92660, Attention: __________.

     6.   This Agreement shall be governed by the laws of the State of Delaware.

     7. The parties shall construe this Agreement consistent with the terms of the Advisory Agreement and the Administration Agreement and each party's obligations thereunder.

     8. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     9. The obligations of this Agreement shall be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer, or shareholder of the Fund individually.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


PACIFIC FUNDS                         PACIFIC LIFE INSURANCE COMPANY


By:                                   By:
   ______________________________        ____________________________
         [  ], [Title]                         [  ], [Title]

Attest:                               Attest:
       __________________________            ________________________
         [  ], [Title]                         [  ], [Secretary]

                                      By:
                                         ____________________________
                                               [  ], [Title]

                                      Attest:
                                             ________________________
                                               [  ], [Secretary]